                                                                 EXHIBIT (d)(17)

                                                                          [HOTEL
                                                                    RESERVATIONS
                                                                         NETWORK
                                                                           LOGO]

Date:     May 26, 2000
To:       Jeff Wasson, Chief Executive Officer, TravelNow.com Inc.
From:     Jack Rubin, Chief Financial and Strategic Officer,
          Hotel Reservations Network
Re:       LETTER AGREEMENT


This is to confirm the terms of our agreement whereby TravelNow.com Inc. and all owned or operated websites of TravelNow.com Inc. ("TravelNow") including all websites acquired or initiated during the term of this agreement (collectively referred to herein as the "TravelNow websites" or "TravelNow website") will market the hotel products of Hotel Reservations Network ("HRN") in accordance with this agreement via the Internet in consideration for the commissions referred to herein, effective June 1, 2000.

1. TravelNow will market for HRN by posting on TravelNow's websites information obtained from HRN's booking engine. TravelNow agrees that it will either provide a link to the HRN booking engine or provide information from the HRN booking engine on TravelNow websites for ALL hotels offered by HRN. TravelNow is authorized by HRN to promote and convey orders for HRN's hotel products subject to HRN's terms and conditions. Except as set forth in
Section 2 below, nothing in this agreement shall limit TravelNow's right to enter into business relationships with any other entities even when those entities might be considered to be competitive with HRN.

2. Without the prior written consent of HRN (which may be granted or withheld in HRN's sole discretion) TravelNow shall not market, sell, advertise, link, or other promote the sale or booking of hotel rooms by WorldRes, Priceline, or Travelscape or websites operated by those companies, their successors or assigns. HRN will indemnify and hold TravelNow harmless from and against any trade practice related liability of TravelNow to any third party resulting from TravelNow's compliance with the provisions of this
Section 2; provided, however, that TravelNow provides HRN with prompt written notice of any such claim and HRN is permitted to control the defense thereof.

3. HRN shall offer its hotel products to TravelNow at the same rates it offers these products to the public and TravelNow shall set HRN's products at such rates.

4. HRN shall provide TravelNow with a unique URL to track activity, and the link shall be directed to this unique URL. HRN shall also provide TravelNow with one or more unique 800 numbers to track activity, which TravelNow shall place on its pages promoting HRN's products. TravelNow and HRN may agree to utilize a text link or other link and such links shall be directed to this unique URL. TravelNow will also establish links and/or booking pages from those hotels represented by HRN, and listed on its websites, to HRN. To the extent that TravelNow uses HRN's information to promote HRN's inventory of hotel availability, TravelNow agrees to display HRN rates applicable to that HRN inventory.

5. HRN shall make available to TravelNow information and data necessary to link to HRN's database and booking engine to enable the development and use of booking pages developed by TravelNow that display the HRN data in TravelNow's format on TravelNow's servers through the final screen of the booking process. HRN will e-mail to TravelNow confirmations, which will include all relevant customer information, for reservations made by customers from TravelNow's website.

6. TravelNow shall have the option to co-brand or private label the websites referred to in paragraph 4. If TravelNow elects this option, HRN shall provide TravelNow with the specifications for such art or TravelNow shall provide such art to HRN and HRN shall build the co-branded or private labeled pages using such art as currently displayed on HRN's website.

7. During the first month of the Initial Term (as defined below), HRN will pay TravelNow commissions equal to *** of the gross sales before tax based on checkouts. Thereafter HRN shall pay TravelNow monthly commissions of *** to *** of gross sales (funds collected from the customer who booked, paid for and consumed (that is, checked-out of the hotel) an HRN offered room) retroactive to the first dollar of monthly revenue, before tax for all orders placed, consumed and paid for through TravelNow's link to HRN's website, its booking page, and the unique 800 numbers during each month of the term of this Letter Agreement as follows:

                 Commission Schedule.
                 a. ***;
                 b. ***;
                 c. ***;
                 d. ***;
                 e. ***;
                 f. ***.

      HRN will pay all commission to TravelNow by the 15th of the month for checkouts from the previous month.

      TravelNow acknowledges that this is a special arrangement and that revealing the terms of this agreement will be damaging to HRN and agrees to keep the terms of this agreement confidential and not to release them to any third party without the express written permission of HRN.

8. The term of the agreement shall be for a period of five (5) years beginning on June 1, 2000 (the "Initial Term") and shall replace any other agreements between the parties on this subject matter, whether written or oral. Following the Initial Term, this agreement shall automatically renew for successive one year periods thereafter (each a "Subsequent Term"), unless either party provides the other with its written notice of nonrenewal at least 30 days prior to the end of the Initial Term or any Subsequent Term, as the case may be. Upon termination, HRN shall pay TravelNow commissions for any bookings generated prior to the end of the Initial Term or any Subsequent Term, as the case may be.

9. Except as provided in paragraph 10 below, neither TravelNow nor HRN may terminate this agreement during the Initial Term or any Subsequent Term.

10. Each party has the right to terminate this Agreement in the event the other party is in material breach of its terms, provided that any such breach has not been cured within 30 business days following receipt by the breaching party of written notice of such breach.

11. TravelNow's customers shall receive the same benefits and same level of service as HRN's regular customers using HRN's website and 800 number directly.

12. All uses of HRN's names, logos, or trademarks must be approved in writing in advance by HRN. TravelNow is solely responsible for the operation and maintenance of its websites. HRN and TravelNow are independent contractors and nothing in this agreement shall be construed to create a partnership or joint venture. Except as otherwise stated herein, HRN shall make no guarantee as to the amount of revenue that may be generated to this agreement.

13. In the event of any controversy or claim arising out of or relating to this agreement, or the breach thereof, whether sounding in contract, tort or based upon other legal principles, against either party, the same shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association which are appropriate for the type of claim or claims asserted, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Pending such arbitration, either party may seek to obtain injunctive relief pending the resolution of the arbitrateable dispute. There shall be a panel of three arbitrators. Each party shall select one arbitrator and the two arbitrators selected shall select a third neutral arbitrator. All reasonable and necessary costs and fees (including attorney's fees) incurred in connection with the arbitration shall be borne by the losing party or assessed in the award as otherwise deemed appropriate by the arbitrators.

      If the demand for arbitration is initiated by HRN venue of the arbitration proceeding shall be Missouri and choice of law shall be Texas. If the demand for arbitration is initiated by TravelNow, venue of the arbitration proceedings shall be Texas and choice of law shall be Missouri The parties acknowledge they have given up their right to pursue any remedies in a judicial proceeding before a state or federal judicial tribunal.

      Notwithstanding the foregoing, if a federal or state court issues an order voiding in whole or in part this requirement for binding arbitration, then in that event the parties agree that: if either party brings an action against the other based on a controversy or claim arising out of or relating to this contract, or breach thereof, or for the purpose of resolving any dispute relating to the subject matter of this agreement; (i) if the action is initiated by TravelNow, venue of the proceeding will be Dallas, Texas where the principal offices of HRN are located and the state or federal court in which the action is brought will have exclusive jurisdiction over the parties and this Agreement will be governed by and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed in Missouri without regard to conflict of law principles; (ii) if the action is initiated by HRN, venue of the proceeding will be in Greene County, Missouri and the state or federal court in which the action is brought will have exclusive jurisdiction over the parties and this Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in that state without regard to conflict of law principles.

14. In any litigation, arbitration, or other proceeding by which one party seeks to enforce its rights under this agreement, or seeks a declaration of any rights or obligations under this agreement, the prevailing party shall be awarded its reasonable attorney's fees and costs and expenses incurred.

15. This agreement may be executed in counterparts and all so executed shall constitute one agreement, notwithstanding that each party is not a signatory to the original or the same counterpart.

16. Neither party hereto may assign this agreement without the prior written consent of the other party, and such consent will not be unreasonably withheld. In the event TravelNow does sell its business or one of its websites to either WorldRes, Priceline, or Travelscape, HRN or any of those three parties may terminate this agreement (as to the sold websites) for any reason within 60 days following the closing of any such sale.

Please sign below and fax back to (214) 361-1748. We look forward to working with you.

  AGREED TO AND BY:
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/s/ Jack Rubin                          /s/ Jeff Wasson


--------------------------------------- ----------------------------------------
Jack Rubin                               Jeff Wasson
Chief Financial and Strategic Officer    Chief Executive Officer
Hotel Reservations Network               TravelNow.com Inc.
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***Confidential portion has been omitted and filed separately with the Securities and Exchange Commission